Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215616

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 19, 2017)

3,109,127 Shares

Atlantic Capital Bancshares, Inc.

Common Stock

The Selling Stockholders named in this prospectus supplement are offering 3,109,127 shares of common stock of Atlantic Capital Bancshares, Inc. We will not receive any proceeds from the sale of our common stock by the Selling Stockholders.

Our common stock is traded on The NASDAQ Global Select Market (“Nasdaq”) under the symbol “ACBI”. On August 16, 2017, the last reported sales price of our common stock as quoted on Nasdaq was $18.70 per share.

We are an “emerging growth company” as defined under the federal securities laws.

None of the Securities and Exchange Commission (“SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any state or other securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of our common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of the Company and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Investing in our common stock involves risks. Potential purchasers of our common stock should consider the information set forth in the “RISK FACTORS” section beginning on page S-7 of this prospectus supplement, on page 9 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

	Per Share	Total
Price to public	$16.500	$51,300,596
Underwriting discount (1)	$0.495	$1,539,018
Proceeds, before expenses, to Selling Stockholders (1)	$16.005	$49,761,578

(1)	We have agreed to pay certain expenses of the Selling Stockholders. See “UNDERWRITING.”

The underwriter is offering the common stock as set forth under “UNDERWRITING.” Delivery of the common stock in book-entry only form through The Depository Trust Company for the accounts of its participants is expected to be made on or about August 23, 2017.

The date of this prospectus supplement is August 18, 2017

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated January 19, 2017, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION,” before investing in our common stock.

Unless otherwise indicated or unless the context requires otherwise, in this prospectus supplement, (i) all references to “Atlantic Capital,” the “Company,” “we,” “us,” “our,” or similar references, mean Atlantic Capital Bancshares, Inc. and, where applicable, its consolidated subsidiaries, (ii) all references to “First Security” mean First Security Group, Inc., a Tennessee corporation we acquired on October 31, 2015, and (iii) all references to “Selling Stockholders” mean Trident IV, L.P. and Trident IV Professionals Fund, L.P.

We and the Selling Stockholders have not, and the underwriter has not, and their respective affiliates have not, authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the Selling Stockholders, nor the underwriter, nor any of their respective affiliates takes any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

The Selling Stockholders and the underwriter are not offering to sell nor seeking offers to buy shares of our common stock in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. Our SEC filings are also available over the Internet at our website at www.atlanticcapitalbank.com. All internet addresses provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

We also have filed a registration statement (File No. 333-215616) with the SEC relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement. You may obtain from the SEC copies of the registration statement and the related exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as to any portion of any future report or document that is not deemed filed under such provisions, until this offering has been terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 14, 2017, including the portions of our Definitive Proxy Statement on Schedule 14A filed on April 10, 2017, and incorporated by reference into Part III of our Annual Report on Form 10-K;

•	the audited consolidated financial statements of First Security as of December 31, 2014 and 2013 and for the fiscal years ended December 31, 2014, 2013 and 2012 included in First Security’s Annual Report on Form 10-K filed on March 12, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 19, 2017, May 22, 2017, July 24, 2017 and August 17, 2017;

•	our Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2017 and August 8, 2017; and

•	the description of our common stock contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Act of 1933, as amended (the “Securities Act”) with the SEC on October 30, 2015, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following address:

Atlantic Capital Bancshares, Inc.

Attention: Corporate Secretary

3280 Peachtree Road NE, Suite 1600

Atlanta, Georgia 30305

Telephone number: (404) 995-6050

IMPORTANT CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.

Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “goals,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, analyst financial forecasts, growth plan goals and future prospects include, but are not limited to, the following:

•	the expected growth opportunities and cost savings from the acquisition of First Security may not be fully realized or may take longer to realize than expected;

•	loss of income from our TriNet division following our exit of this business;

•	changes in asset quality and credit risk;

•	the cost and availability of capital;

•	customer acceptance of our products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	the introduction, withdrawal, success and timing of business initiatives;

•	the impact, extent and timing of technological changes;

•	severe catastrophic events in our geographic area;

•	a weakening of the economies in which we conduct operations may adversely affect our operating results;

•	the potential impact of any legal, regulatory and policy changes affecting financial institutions and the economies in which we conduct operations as a result of the new presidential administration;

•	the U.S. legal and regulatory framework, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the company;

•	the interest rate environment may compress margins and adversely affect net interest income;

•	changes in trade, monetary, and fiscal policies of various governmental bodies and central banks could affect the economic environment in which we operate;

•	our ability to determine accurate values of certain assets and liabilities;

•	adverse developments in securities, public debt, and capital markets, including changes in market liquidity and volatility;

•	our ability to anticipate interest rate changes correctly and manage interest rate risk presented through unanticipated changes in our interest rate risk position and/or short-and long-term interest rates;

•	unanticipated changes in our liquidity position, including but not limited to our ability to enter the financial markets to manage and respond to any changes to our liquidity position;

•	adequacy of our risk management program;

•	increased costs associated with operating as a public company;

•	increased competitive pressure due to consolidation in the financial services industry;

•	management time and costs associated with defending any shareholder claims of contractual rights of notice and opportunity to participate in this offering; or

•	other risks and uncertainties described herein or in our Annual Report on Form 10-K for the year ended December 31, 2016, and otherwise in our SEC reports and filings.

We qualify all of our forward-looking statements by the foregoing cautionary statements. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations are not necessarily indicative of our future results.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before making a decision to invest in our common stock. You should read this entire prospectus supplement and accompanying prospectus, including the “RISK FACTORS” section included herein and therein and the documents incorporated by reference herein and therein, which are described under “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.”

Company Overview

Atlantic Capital Bancshares, Inc. (“we,” “us,” “Atlantic Capital,” or the “Company”), a Georgia corporation organized in 2006 and headquartered in Atlanta, Georgia, is the parent of Atlantic Capital Bank, N.A. (the “Bank”). The Bank operates as a full service, locally-managed commercial bank with 15 full service branches located primarily in the metropolitan areas of Atlanta, Georgia and Chattanooga and Knoxville, Tennessee. In February 2017, the Company opened a loan production office in Charlotte, North Carolina. As of June 30, 2017, we had total consolidated assets of $2.7 billion, total deposits of $2.1 billion and total shareholders’ equity of $319.4 million.

We provide a competitive array of credit, treasury management, and deposit products and services to emerging growth businesses, middle market corporations, commercial real estate developers and investors, and private clients through corporate and business banking, commercial real estate finance, specialty corporate financial services, and private banking teams. Our wealth management division offers financial planning, trust administration, investment management and estate planning services. We also provide selected capital markets, mortgage banking, and electronic banking services to our corporate, business, and individual clients.

Merger with First Security

On October 31, 2015, Atlantic Capital completed its acquisition of First Security and its subsidiary FSGBank, N.A. (“FSGBank”). In connection with the acquisition, Atlantic Capital’s subsidiary Atlantic Capital Bank, a Georgia chartered commercial bank, merged with and into FSGBank, which subsequently changed its name to Atlantic Capital Bank, N.A. In connection with the acquisition, Atlantic Capital issued approximately 8,790,193 shares of its common stock as partial consideration to former shareholders of First Security, with the remaining consideration consisting of approximately $47.1 million in cash.

In conjunction with the merger, Atlantic Capital also completed a $25.0 million private placement of 1,984,127 shares of its common stock, at $12.60 per share, which are a portion of the shares being offered by the Selling Stockholders under this prospectus supplement. See the section entitled “Selling Stockholders—Material Relationships with the Selling Stockholders.” Atlantic Capital used a portion of the proceeds from that private placement, and a $50.0 million private placement of subordinated notes completed on September 28, 2015, to fund the cash portion of the merger consideration.

Additional information about us and First Security is included in our and First Security’s filings with the SEC, which are incorporated by reference into this prospectus supplement. See “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” in this prospectus supplement.

Our Corporate Information

Our principal executive office is located at 3280 Peachtree Road NE, Suite 1600, Atlanta, Georgia 30305. The telephone number for our principal executive office is (404) 995-6050. The information contained on or accessible from our website does not constitute a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference herein or therein.

The Offering

The following description contains basic information about our common stock and this offering. This description is not complete and does not contain all of the information that you should consider before making a decision to invest in our common stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

Issuer	Atlantic Capital Bancshares, Inc.

Common stock offered by the Selling Stockholders	3,109,127 shares

Public offering price	$16.50 per share of common stock

Selling Stockholders	The Selling Stockholders are Trident IV, L.P. and Trident IV Professionals Fund, L.P. See “SELLING STOCKHOLDERS.” The Selling Stockholders beneficially own 3,109,127 shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Risk factors	Investing in our common stock involves certain risks. See page S-7 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

NASDAQ Global Select Market symbol	Our common stock currently trades on The NASDAQ Global Select Market under the symbol “ACBI.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as those contained in our Annual Report on Form 10-K for the year ended December 31, 2016 and all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The realization of any of the matters referenced as risk factors could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects, and holders of our common stock could lose some or all of their investment.

Risks Related to Our Common Stock and This Offering

Sales of a significant number of shares of our common stock in the public markets could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the perception that those sales may occur could adversely affect the market price of our common stock. The completion of this offering will significantly increase the number of shares of our common stock that may be sold in the public market because the shares of our common stock sold by the Selling Stockholders will be freely tradable without restriction or further registration under the Securities Act. In addition, future issuances of equity securities may dilute the interests of our existing shareholders, including you, and cause the market price of our common stock to decline. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy (including mergers and acquisitions), to adjust our ratio of debt to equity, to address regulatory capital concerns, or to satisfy our obligations upon the exercise of outstanding options or warrants. We may issue equity securities in transactions that generate cash proceeds, transactions that free up regulatory capital but do not immediately generate or preserve substantial amounts of cash, and transactions that generate regulatory or balance sheet capital only and do not generate or preserve cash. We cannot predict the effect that these transactions would have on the market price of our common stock.

Our stock price is subject to fluctuations, and the value of your investment may decline.

The trading price of our common stock is subject to wide fluctuations. The stock market in general, and the market for commercial banks and other financial services companies in particular, has experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and the value of your investment may decline.

Certain holders of our common stock have asserted that they have a contractual right of notice and opportunity to participate in this offering as selling stockholders, and they may make claims against us, though we believe such claims are without merit.

Certain of our shareholders have asserted contractual “piggyback” rights to receive notice and an opportunity to participate in this offering as selling shareholders, and that such shareholders would incur significant damages related to an alleged breach of these contractual provisions. We believe we have valid defenses to any potential claims related to these assertions. However, if claims for damages or for injunctive relief are made, and if such claims are successful, such claims could result in substantial costs, significant distraction to our management, and disruption of our business and have a negative effect on the trading price of our common stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock has been listed on The NASDAQ Global Select Market under the symbol “ACBI” since November 2, 2015. Prior to that time, there was no public market for our common stock. On August 16, 2017, the last reported sale price of our common stock on The NASDAQ Global Select Market was $18.70 per share. The following table provides the range of high and low sale prices per share during the periods indicated, as reported on The NASDAQ Global Select Market.

	High	Low	Cash Dividends Declared
2017
Third Quarter (through August 16, 2017)	$19.60	$18.15	$—
Second Quarter	19.85	18.15	—
First Quarter	20.20	17.48	—

2016
Fourth Quarter	$19.25	$13.80	$—
Third Quarter	15.74	14.04	—
Second Quarter	14.58	12.92	—
First Quarter	14.90	11.55	—

2015
Fourth Quarter	$17.50	$13.80	$—
Third Quarter	N/A	N/A	—
Second Quarter	N/A	N/A	—
First Quarter	N/A	N/A	—

As of August 16, 2017, there were 376 record shareholders and approximately 1,300 beneficial shareholders of our common stock.

We are authorized to issue up to 100,000,000 shares of common stock, no par value per share. As of June 30, 2017, 25,654,521 shares of our common stock were issued and outstanding.

As of June 30, 2017, we had outstanding options, held by certain directors and employees, to purchase (i) 544,457 shares of our common stock pursuant to the Atlantic Capital Bancshares, Inc. 2006 Stock Incentive Plan, at a weighted-average exercise price of $11.59 per share, 484,515 of which were vested and exercisable, and (ii) 245,000 shares of our common stock pursuant to the Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan, at a weighted-average exercise price of $14.88 per share, 29,000 of which were vested and exercisable.

Dividends

We have not paid any dividends in fiscal 2017 and did not pay any dividends in fiscal 2016 or fiscal 2015. We have no current plans to pay any dividends on our common stock for the foreseeable future and instead currently intend to retain earnings, if any, for future operations and expansion.

The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors. Additionally, banks and bank holding companies are subject to significant regulatory restrictions on the payment of cash dividends. Our future dividend policy will depend on our earnings, capital requirements, financial condition, regulatory requirements and other factors that the boards of directors of the Company and the Bank consider relevant. See “Item 1. Business—Supervision and Regulation—Payment of Dividends and Other Restrictions” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth:

•	the names of the Selling Stockholders;

•	the number and percent of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering under this prospectus supplement;

•	the number of shares of our common stock that are being offered for resale for the account of the Selling Stockholders under this prospectus supplement; and

•	the number and percent of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering if all of the shares offered by the Selling Stockholders under this prospectus supplement are sold.

To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The Selling Stockholders may sell all, some, or none of their shares in this offering.

	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock that may be Sold in the Offering	Shares of Common Stock Owned Following the Offering
Selling Stockholder	Number	%	Number	Number	%
Trident IV, L.P. (1)	3,057,283	11.9%	3,057,283	0	0.0%
Trident IV Professionals Fund, L.P. (2)	51,844	0.2%	51,844	0	0.0%

(1)	The address of Trident IV, L.P. (“Trident IV”) is c/o Stone Point Capital LLC, 20 Horseneck Lane, 2nd Floor, Greenwich, Connecticut 06830. Trident Capital IV, L.P. (“Trident IV GP”) is the sole general partner of Trident IV and may be deemed a beneficial owner of the common stock held by Trident IV. The power to vote or dispose of the shares of common stock held by Trident IV belongs to the Investment Committee of Trident IV GP or a majority of the general partners of Trident IV GP. The Investment Committee members are Charles Davis, Stephen Friedman, James Carey, David Wermuth, and Nicolas Zerbib, all of whom are members of Stone Point Capital LLC (“Stone Point”), the manager of Trident IV. The general partners of Trident IV GP are four single member limited liability companies that are owned by Charles Davis, James Carey, David Wermuth, and Nicolas Zerbib. The Investment Committee of Trident IV GP has authority to vote and dispose of the shares held by Trident IV.

(2)	The address of Trident IV Professionals Fund, L.P. (“Trident IV Professionals”) is c/o Stone Point Capital LLC, 20 Horseneck Lane, 2nd Floor, Greenwich, Connecticut 06830. Stone Point GP Ltd. (“Trident IV Professionals GP”) is the sole general partner of Trident IV Professionals and may be deemed a beneficial owner of common stock held by Trident IV Professionals. Trident IV Professionals GP has the power to vote and dispose of the shares of common stock held by Trident IV Professionals. It is controlled by Charles Davis, James Carey, David Wermuth, and Nicolas Zerbib, all members of Stone Point.

Material Relationships with the Selling Stockholders

We filed the registration statement of which this prospectus forms a part pursuant to the registration rights provided to the Selling Stockholders in that certain Securities Purchase Agreement, dated as of March 25, 2015, by and among the Company and the Selling Stockholders (the “Purchase Agreement”).

In connection with the Purchase Agreement and the merger, we also entered into a Corporate Governance Agreement, dated March 25, 2015, with the Selling Stockholders (the “Governance Agreement”). In accordance with the Governance Agreement, the Company and the Bank appointed Stephen Levey, Principal and Counsel of Stone Point, to their respective boards of directors. The Company’s and the Bank’s obligation to appoint a director nominated by the Selling Stockholders will terminate when the Selling Stockholders, together with their affiliates, no longer beneficially own at least 25% of the number of shares (approximately 777,281 shares) of our common stock that they beneficially owned immediately following consummation of the merger.

If this offering is consummated, we expect that Mr. Levey will resign from the Company’s board of directors effective upon termination of the Company’s obligation under the Governance Agreement to appoint a director nominated by the Selling Stockholders. The Selling Stockholders also have certain information rights pursuant to the Governance Agreement that will terminate at the same time and upon the same terms.

UNDERWRITING

The Selling Stockholders are offering shares of our common stock described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement between the Selling Stockholders, us, the Bank and Keefe, Bruyette & Woods, Inc., as underwriter, the Selling Stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the Selling Stockholders, 3,109,127 shares of our common stock.

The underwriter’s obligation to purchase the shares included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us and the Selling Stockholders to the underwriter are true;

•	there is no material adverse change in the financial markets; and

•	we and the Selling Stockholders deliver customary closing documents and legal opinions to the underwriter.

The underwriter proposes to offer the shares from time to time for sale in one or more transactions on The NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part.

Subject to the conditions contained in the underwriting agreement, the underwriter is committed to purchase and pay for all shares offered by this prospectus supplement, if any such shares are purchased. The shares are being offered by the underwriter, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the underwriter and other conditions. The underwriter reserves the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Discounts and Expenses

Shares of common stock sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $0.297 per share. The underwriter may allow, and any selected dealers may reallow, a concession not in excess of $0.100 per share to certain brokers and dealers.

If all of the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

The following table shows the price per share and total public offering price, underwriting discount and proceeds before expenses to the Selling Stockholders.

	Per Share	Total
Public offering price	$16.500	$51,300,596
Underwriting discount	0.495	1,539,018
Proceeds to Selling Stockholders	16.005	49,761,578

We estimate that our share of the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses and the fees of counsel to the Selling Stockholders, will be approximately $300,000.

Indemnification and Contribution

We and the Selling Stockholders have agreed to indemnify, in certain circumstances, the underwriter, its affiliates and persons who control the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter and its affiliates may be required to make in respect of these liabilities.

Lock-Up Agreements

We have agreed that for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., sell, offer to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. Certain of our directors and executive officers have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., sell, offer to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. These lock-up agreements contain exceptions, including for certain gifts, estate planning transactions, lending transactions, and exercises of currently outstanding stock options. Keefe, Bruyette & Woods, Inc. in its sole discretion, may release the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchases of shares of common stock to cover positions created by short sales. The underwriter may close out any short position by purchasing shares in the open market, and must close out any “naked short” position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriter may discontinue them at any time. The underwriter may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriter and selected dealers, if any, who are qualified market makers on The NASDAQ Global Select Market, may engage in passive market making transactions in shares of our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making activity by the participants in the Selling Stockholders’ offering of shares of our common stock. Passive market making may occur before the pricing of this offering, or before the commencement of offers or sales of shares of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares of our common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of shares of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriter

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriter and/or its affiliates has directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking and commercial banking services with us and our affiliates, for which it received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of its various business activities, the underwriter and/or its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriter and/or its affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Electronic Distribution

A prospectus and prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter’s website and any other information contained on any other website maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by the underwriter or us and should not be relied upon by investors.

Other Considerations

It is expected that delivery of the shares will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days (two business days effective September 5, 2017), unless the parties to any such trade expressly agree otherwise.

Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ACBI.”

LEGAL MATTERS

Certain legal matters will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Selling Stockholders by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

As of the date of this prospectus supplement, certain attorneys at Womble Carlyle Sandridge & Rice, LLP beneficially own an aggregate of 20,000 shares of the Company’s common stock.

EXPERTS

The consolidated financial statements of Atlantic Capital Bancshares, Inc. and its subsidiary appearing in Atlantic Capital Bancshares, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of First Security and its subsidiaries as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and audit report incorporated into this prospectus supplement by reference to First Security’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

3,109,127 Shares of Common Stock

This prospectus relates to the 3,109,127 shares of our common stock, no par value per share, that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “Selling Stockholders” on page 17 of this prospectus who currently own such common stock.

You should carefully read this prospectus before you invest. Investing in our common stock involves risks. See “Risk Factors” on page 9, and the section entitled “Risk Factors” beginning on page 13 of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 30, 2016, which is incorporated herein by reference in its entirety, and as updated in any future filings made with the Securities and Exchange Commission that are incorporated by reference herein.

We are an “emerging growth company” as defined under the federal securities laws.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by the Selling Stockholders. The Selling Stockholders may sell the shares of common stock through underwriters, broker-dealers, agents or otherwise. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus. We provide more information about how the Selling Stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 20 of this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares and will reimburse the Selling Stockholders for certain of their expenses.

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders.

Our common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ACBI”. On January 18, 2017, the last reported sales price of our common stock as quoted on Nasdaq was $19.60 per share.

You should carefully read this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein and therein, including our periodic reports and other information we file with the U.S. Securities and Exchange Commission, and any free writing prospectus, before making a decision to purchase our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts or other obligations of our bank or non-bank subsidiaries or any other depository institution and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated January 19, 2017.

i

ABOUT THIS PROSPECTUS

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Atlantic Capital,” the “Company,” “we,” “us,” “our,” or similar references, mean Atlantic Capital Bancshares, Inc. and, where applicable, its consolidated subsidiaries, and “Selling Stockholders” refers to those of our stockholders described in “Selling Stockholders” beginning on page 17 of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC Public Reference Room mentioned under the heading “Where You Can Find More Information.”

The Selling Stockholders may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the Selling Stockholders directly or through dealers or agents designated from time to time. If the Selling Stockholders, directly or through agents, solicit offers to purchase the securities, the Selling Stockholders reserve the sole right to accept and, together with their agents, to reject, in whole or in part, any of those offers.

The applicable prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of the offering, the compensation of those underwriters, dealers, or agents. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

To the extent there are inconsistencies between any prospectus supplement, this prospectus and any document incorporated by reference, the document with the most recent data will control.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Stockholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. The Selling Stockholders are not making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference is accurate only as of the date such document is incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that we file with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains the reports, proxy and information statements and other information that we and other issuers file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently provide updating or superseding information in this prospectus or in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 30, 2016 (including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement relating to our 2016 annual meeting of shareholders, filed with the SEC on April 22, 2016);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, filed with the SEC on May 13, 2016, August 12, 2016, and November 10, 2016, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 15, 2016, April 4, 2016, May 16, 2016, May 19, 2016, and January 19, 2017;

•	the description of our common stock, no par value, contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Act with the SEC on October 30, 2015, including any amendment or report filed for the purpose of updating such description;

•	all filings we make with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement; and

•	all filings we make with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities made under this prospectus.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

Atlantic Capital Bancshares, Inc.

Attn.: Corporate Secretary

3280 Peachtree Road NE, Suite 1600

Atlanta, Georgia 30305

(404) 995-6050

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus. You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone else, including any underwriter or agent, to provide you with different or additional information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. Statements in this prospectus and the other documents incorporated by reference herein that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts and are based on current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. They are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the risks detailed from time to time in our future SEC reports. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Some of the factors that we believe could affect our results include:

•	the expected growth opportunities and cost savings from the acquisition of First Security Group, Inc. (“First Security”) may not be fully realized or may take longer to realize than expected;

•	revenues following the transaction with First Security and recent and pending branch sales may be lower than expected as a result of deposit attrition, increased operating costs, customer loss, and business disruption;

•	loss of income from our TriNet division following our exit of this business;

•	diversion of management time on integration related issues;

•	changes in asset quality and credit risk;

•	the cost and availability of capital;

•	customer acceptance of our products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	the introduction, withdrawal, success and timing of business initiatives;

•	the impact, extent, and timing of technological changes;

•	severe catastrophic events in our geographic area;

•	a weakening of the economies in which we conduct operations;

•	the U.S. legal and regulatory framework, including those regulations associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

•	the interest rate environment may compress margins and adversely affect net interest income;

•	changes in trade, monetary, and fiscal policies of various governmental bodies and central banks could affect the economic environment in which we operate;

•	our ability to determine accurate values of certain assets and liabilities;

•	adverse developments in securities, public debt, and capital markets, including changes in market liquidity and volatility;

•	our ability to anticipate interest rate changes correctly and manage interest rate risk presented through unanticipated changes in our interest rate risk position and/or short- and long-term interest rates;

•	unanticipated changes in our liquidity position, including but not limited to our ability to enter the financial markets to manage and respond to any changes to our liquidity position;

•	adequacy of our risk management program;

•	increased costs associated with operating as a public company; or

•	competition from other financial services companies could adversely affect operations.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our common stock is appropriate for you.

Our Company

Atlantic Capital Bancshares, Inc., a Georgia corporation organized in 2006 and headquartered in Atlanta, Georgia, is the parent of Atlantic Capital Bank, N.A. (the “Bank”). The Bank operates as a full service, locally-managed commercial bank with 17 offices located primarily in the metropolitan areas of Atlanta, Georgia and Chattanooga and Knoxville, Tennessee. We also anticipate opening a corporate office in Charlotte, North Carolina in the first quarter of 2017.

We provide a competitive array of credit, treasury management, and deposit products and services to emerging growth businesses, middle market corporations, commercial real estate developers and investors, and private clients through corporate and business banking, private banking, commercial real estate finance, and specialty corporate financial services teams. Our wealth management division offers financial planning, trust administration, investment management and estate planning services. We also provide selected capital markets, mortgage banking, and electronic banking services to our corporate, business, and individual clients.

Corporate and Business Banking

We focus our corporate and business banking activities on the complex needs of emerging growth businesses and middle market companies. We address the needs of our corporate and business banking clients with experienced bankers and advanced treasury management services technology. We offer a full suite of corporate and business banking credit products to fund a client’s strategic growth, capital expenditures, working capital requirements and strategic corporate finance activities. Our solutions include working capital and equipment loans, loans supported by owner-occupied real estate and strategic corporate financing funded through revolving lines of credit, term loans and letters of credit. The terms of our corporate and business banking loans vary by purpose and by the underlying collateral, if any.

Private Banking

Our private banking business team focuses on serving the banking needs of professional firms throughout our regional markets, the principals of our corporate and commercial real estate clients, and other private clients. We offer personal credit products, an array of checking and savings products and online and mobile banking services. Our private banking credit products include loans to individuals for personal and investment purposes, such as secured installment and term loans and home equity lines of credit.

Commercial Real Estate Finance

Our commercial real estate team is highly focused on a select group of clients characterized by superior financial resources and long industry experience. Our primary commercial real estate loan types include secured construction loans, secured mini-permanent loans and, less frequently, secured or unsecured lines of credit. We focus almost exclusively on providing loans for our core commercial real estate property types: multifamily

(primarily for-rent) housing, office, industrial and retail properties. The majority of our total commercial real estate loans have been used to finance stabilized income producing assets of our borrowers. We have also extended a smaller percentage of loans for construction and development purposes and lines of credit.

Specialty Corporate Financial Services

Our specialty corporate financial services team provides treasury management services, payments industry banking, financial institutions banking, capital markets services, and specialty commercial lending to emerging growth businesses, middle market corporations, payroll companies, and other banks on a selected basis in the southeastern United States and nationally. Corporate treasury management services are designed to facilitate domestic and international collection and disbursement of client funds with real time online execution and reporting capabilities. We offer electronic payments services to payroll companies and other high transaction volume clients through the FedWire and Automated Clearing House (ACH) systems. We provide targeted capital markets services, principally interest rate protection and foreign exchange, to our business and corporate clients, and loan sales and syndications to our bank clients. Spot and forward foreign exchange transactions are provided through third parties on a private label basis. Interest rate swaps are offered to our clients to hedge interest rate exposure on loans and are fully hedged on our books with mirror transactions with other financial institutions. Specialty commercial loans consist of Small Business Administration (“SBA”) loans and franchise finance programs. We offer these loans to small businesses, franchisees, and real estate investors across a wide range of industries in the southeast and nationally.

Residential Mortgage

Our residential mortgage loan department primarily originates loans for sale into the secondary market. We generally do not retain long-term, fixed rate residential real estate loans in our portfolio due to interest rate and collateral risks and low levels of profitability. The limited amount of residential loans to individuals that are retained in our loan portfolio primarily consist of first liens on 1-4 family residential mortgages, home equity loans and lines of credit.

Trust & Wealth Management

We offer wealth management services including private client services, financial planning, trust administration, investment management, brokerage and estate planning services. Our trust and wealth management business is branded as Southeastern Trust Company and serves clients throughout the southeastern United States.

Principal Office

Our principal executive offices are located at 3280 Peachtree Road NE, Suite 1600, Atlanta, Georgia 30305. The telephone number for our principal executive office is (404) 995-6050. Our website address is www.atlanticcapitalbank.com . The information on our website is not part of this prospectus.

The Offering

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled “Description of Common Stock.”

Maximum number of shares of Common Stock offered by the Selling Stockholders	3,109,127 shares of common stock

Shares Outstanding as of December 31, 2016	25,093,135 shares of common stock

Use of Proceeds	All common stock sold pursuant to this prospectus will be sold by the Selling Stockholders. We will not receive any of the proceeds from such sales.

Market and Trading Symbol	Our common stock is listed and trades on The Nasdaq Global Select Market under the symbol “ACBI.”

Risk Factors	An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page 10 of this prospectus, as well as other information included or incorporated by reference into this prospectus, including our financial statements and the notes thereto, before making an investment decision.

RISK FACTORS

An investment in our common stock involves risk. Before choosing to invest in our common stock, you should carefully consider all of the information appearing or incorporated by reference in this prospectus, including the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flow, in which case the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold by the Selling Stockholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material terms of our capital stock. These descriptions contain all information that we consider to be material, but may not contain all of the information that is important to you. To understand them fully, you should read the amended and restated articles of incorporation, which we refer to as the articles of incorporation, and our amended and restated bylaws, as amended, which we refer to as the bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and copies of which are available upon request from Atlantic Capital. The summary below is qualified in its entirety by reference to the articles of incorporation and bylaws. The terms of these securities may also be affected by the provisions of the Georgia Business Corporation Code (the “GBCC”).

Common Stock

General

Atlantic Capital is authorized to issue up to 100,000,000 shares of common stock, no par value per share. As of December 31, 2016, 25,093,135 shares of Atlantic Capital common stock were issued and outstanding. Each share of Atlantic Capital common stock has the same relative rights as, and is identical in all respects with, each other share of Atlantic Capital common stock. Atlantic Capital’s outstanding shares of common stock are all duly authorized, fully paid and non-assessable.

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

Atlantic Capital’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of shares of Atlantic Capital common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders.

Dividend Rights

All shares of Atlantic Capital common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by Atlantic Capital’s board of directors. Atlantic Capital does not anticipate that it will pay any cash dividends on its common stock for the foreseeable future.

Liquidation Rights

If Atlantic Capital were to voluntarily or involuntarily liquidate or dissolve, all shares of Atlantic Capital common stock would be entitled to share equally in all of Atlantic Capital’s remaining assets available for distribution to its shareholders. No cumulative voting, redemption, sinking fund, or conversion rights or provisions apply to shares of Atlantic Capital common stock.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for Atlantic Capital common stock. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

Listing and Trading Market for Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ACBI”.

Restrictions on Ownership

Under Federal Reserve regulations, takeover attempts, business combinations, and certain acquisitions of our common stock may require the prior approval of or notice to the Federal Reserve. If a company seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, acquire control of the election or appointment of a majority of the directors on Atlantic Capital’s board of directors, or exercise a controlling influence over our management or policies, it would be required to obtain the prior approval of the Federal Reserve. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve. An individual (and also a company not otherwise required to obtain Federal Reserve approval to control us) is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve, if the individual (or such company) acquires 10% or more of any class of our voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts.

Preferred Stock

Under the articles of incorporation, Atlantic Capital’s board of directors is authorized, without further action by our shareholders, to issue up to 10,000,000 shares of Atlantic Capital’s preferred stock, no par value, in one or more classes or series. No shares of preferred stock are outstanding. Atlantic Capital’s board of directors may fix the rights, preferences, and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring, or preventing a change in control of Atlantic Capital.

Stock Warrants

As of December 31, 2016, Atlantic Capital’s outstanding, vested warrants represented the right of our organizers and initial shareholders to purchase a total of 363,000 shares of Atlantic Capital common stock at an exercise price of $10.00 per share. The stock warrants are non-transferable and are exercisable for the ten-year period following the grant or three months after the warrant holder ceases to be a director or employee of Atlantic Capital, whichever period is shorter. The stock warrants vested in equal amounts over a three year period commencing on the first anniversary of the date of the grant.

Stock Options

As of December 31, 2016, Atlantic Capital had outstanding options, held by certain directors and employees, to purchase (i) 877,704 shares of Atlantic Capital common stock pursuant to the Atlantic Capital Bancshares, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), at a weighted-average exercise price of $11.49 per share, 812,558 of which were vested and exercisable, and (ii) 245,000 shares of Atlantic Capital common stock pursuant to the Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan (the “2015 Plan”), at a weighted-average exercise price of $14.79 per share, 29,000 of which were vested and exercisable. We have issued both non-qualified and incentive options under the 2006 Plan and the 2015 Plan. The options vest in accordance with the applicable vesting schedules.

Certain Restrictions in the Articles of Incorporation and Bylaws of Atlantic Capital May Have Potential Anti-Takeover Effect

A number of provisions of the articles of incorporation and bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of material provisions of the articles of incorporation and bylaws and certain other statutory provisions, which might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which Atlantic Capital’s board of directors does not approve but which individual Atlantic Capital shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions may also render the removal of the current board of directors or management of Atlantic Capital more difficult.

Election of the Board of Directors

The articles of incorporation and bylaws set forth, among other items, the following rules concerning the election of Atlantic Capital’s board of directors:

•	Atlantic Capital’s board of directors consists of not less than five nor more than 25 members. The number of directors may be fixed or changed from time to time, within the minimum and maximum, by the affirmative vote of a majority of the shares entitled to vote in an election of directors, or by Atlantic Capital’s board of directors by the affirmative vote of a majority of the directors then in office.

•	Directors are elected at each annual shareholders meeting and serve for a term of one year and until their successors are elected or qualified.

•	Directors may be removed with or without cause only by the affirmative vote of a majority of the shares then entitled to vote in the election of directors of our issued and outstanding common stock.

•	The bylaws require advance notice of shareholder nominations for directors. See “—Advance Notice Procedures” below.

Advance Notice Procedures.

Atlantic Capital’s bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Atlantic Capital’s board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder must comply with advance notice requirements and provide us certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding annual meeting of shareholders. Atlantic Capital held its most recent annual meeting of shareholders on May 18, 2016. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. In addition, shareholders who desire a proposal to be included in Atlantic Capital’s annual proxy statement must comply with the requirements of Rule 14a-8 under the Exchange Act.

Under our bylaws, Atlantic Capital’s board of directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by Atlantic Capital’s board of directors, the person presiding over the meeting of shareholders has the right to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect such potential acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Atlantic Capital.

Special Meetings of Shareholders

Atlantic Capital’s bylaws do not permit shareholders to call and do not require the board of directors or management to call a special meeting upon the request of shareholders. Atlantic Capital’s bylaws provide that a special meeting may be called by Atlantic Capital’s board of directors, our President or by Atlantic Capital upon the request of holders of not less than 25% of our outstanding capital stock. Accordingly, shareholder proposals generally may only be presented at an annual meeting, and in that event, are subject to the procedures described under “—Advance Notice Procedures.”

Anti-takeover Effects of Certain Provisions of Georgia Law

The GBCC prohibits Atlantic Capital from engaging in any business combinations with “interested shareholders” occurring within five years from the date such shareholder first becomes an interested shareholder unless: (i) prior to the shareholder becoming an interested shareholder, Atlantic Capital’s board of directors approved the business combination or the transaction in which the shareholder became an interested shareholder; (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became a beneficial owner of at least 90% of the outstanding voting stock of Atlantic Capital other than shares owned by officers, directors of Atlantic Capital, their affiliates, or associates; or (iii) subsequent to becoming an interested shareholder, the shareholder acquires additional shares resulting in beneficial ownership of at least 90% of the outstanding Atlantic Capital voting shares, other than shares owned by officers, directors of Atlantic Capital, their affiliates, or associates and the shareholder obtains the approval of the business combination by the holders of a majority of the shares entitled to vote thereon, exclusive of the shares held beneficially by the interested shareholder and shares owned by officers, directors, their affiliates, or associates. These business combination requirements are not effective unless specified in the bylaws. Because our bylaws do not specifically provide for these requirements, the business combination requirements are not effective for Atlantic Capital.

The GBCC also provides fair price provisions pursuant to which business combinations with “interested shareholders” (generally, any person who beneficially owns 10% or more of the corporation’s voting shares) must meet one of three criteria designed to protect minority shareholders: (i) the transaction must be unanimously approved by the “continuing directors” of the corporation (generally, directors who served prior to the time the interested shareholder acquired 10% ownership and who are unaffiliated with the interested shareholder), (ii) the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of shares held by shareholders other than the interested shareholders, or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests which are intended to assure that all shareholders receive a fair price for their shares regardless of which point in time they sell to the acquiring party. The fair price requirements under the GBCC are not applicable to any corporation unless they are specifically incorporated in the bylaws of the corporation. Because our bylaws do not specifically provide for these requirements, the fair price requirements are not effective for Atlantic Capital.

Indemnification

The articles of incorporation and bylaws contain certain indemnification provisions that provide that directors, officers, employees or agents of Atlantic Capital will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that Atlantic Capital will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in a manner he or she reasonably believed to be in or not opposed to the best interests of Atlantic Capital and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by Atlantic Capital’s board of directors, the shareholders, or independent legal counsel in each specific case.

The bylaws also provide that the indemnification rights set forth therein are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. Atlantic Capital may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages.

The indemnification provisions of the bylaws specifically provide that Atlantic Capital may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not Atlantic Capital would have had the power to indemnify against such liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Atlantic Capital pursuant to the foregoing provisions, or otherwise, Atlantic Capital has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by Atlantic Capital of expenses incurred or paid by a director, officer or controlling person of Atlantic Capital in the successful defense of any action, suit or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, Atlantic Capital will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SELLING STOCKHOLDERS

This prospectus covers the offer and sale by the Selling Stockholders of up to an aggregate of 3,109,127 shares of our common stock. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below. The table sets forth, to our knowledge, certain information regarding the Selling Stockholders as of January 19, 2017, based on information furnished to us by the Selling Stockholders. The Selling Stockholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the common stock set forth below in any type of transaction, as more fully described in the “Plan of Distribution.” The Selling Stockholders may be deemed to be affiliates of certain broker-dealers. However, the Selling Stockholders purchased the shares of common stock being registered hereby in the ordinary course of business, not for resale, and did not have any agreements or understandings, directly or indirectly, with any person at the time of purchase to distribute the shares.

The table below lists the name of each Selling Stockholder, the number of shares of our common stock beneficially owned by each Selling Stockholder prior to this offering, the number of shares of our common stock to be offered for each Selling Stockholder’s account, and the number and the percentage of issued and outstanding common stock to be beneficially owned by each Selling Stockholder after completion of this offering. The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholders have sole or shared voting power or investment power and also any shares which the Selling Stockholders have the right to acquire within 60 days. Such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the Selling Stockholder who beneficially owns such shares, but they are not deemed outstanding for computing the ownership percentage of any other Selling Stockholder.

To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Since the date that each of the Selling Stockholders provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, when necessary, any changed information will be set forth in an amendment or prospectus supplement, as applicable, to this prospectus. The Selling Stockholders may sell all, some, or none of their shares in this offering.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Owned Prior to this Offering and Registered Hereby	Shares of Common Stock Beneficially Owned Upon Completion of this Offering (1)	Percentage of Common Stock Beneficially Owned Upon Completion of this Offering (1)(2)
Trident IV, L.P. (3)	3,057,283	3,057,283	0	—
Trident IV Professionals Fund, L.P. (4)	51,844	51,844	0	—

Total	3,109,127	3,109,127	0	—

(1)	Assumes that all shares of our common stock covered by this prospectus will be sold in the offering.
(2)	Based on 25,093,135 shares of our common stock outstanding on December 31, 2016.
(3)

The address of Trident IV, L.P. (“Trident IV”) is c/o Stone Point Capital LLC, 20 Horseneck Lane, 2nd Floor, Greenwich, Connecticut 06830. Trident Capital IV, L.P. (“Trident IV GP”) is the sole general partner of Trident IV and may be deemed a beneficial owner of the common stock held by Trident IV. The power to vote the shares of common stock held by Trident IV belongs to the Investment Committee of Trident IV GP or a majority of the general partners of Trident IV GP. The Investment Committee members are Charles Davis, Stephen Friedman, James Carey, David Wermuth, and Nicolas Zerbib, all of whom are members of

Stone Point Capital LLC (“Stone Point”), the manager of Trident IV. The general partners of Trident IV GP are four single member limited liability companies that are owned by Charles Davis, James Carey, David Wermuth, and Nicolas Zerbib. Stone Point has authority to dispose of the shares held by Trident IV.
(4)	The address of Trident IV Professionals Fund, L.P. (“Trident IV Professionals”) is c/o Stone Point Capital LLC, 20 Horseneck Lane, 2nd Floor, Greenwich, Connecticut 06830. Stone Point GP Ltd. (“Trident IV Professionals GP”) is the sole general partner of Trident IV Professionals and may be deemed a beneficial owner of common stock held by Trident IV Professionals. Trident IV Professionals GP has the power to vote and dispose of the shares of common stock held by Trident IV Professionals. It is controlled by Charles Davis, James Carey, David Wermuth, and Nicolas Zerbib.

Material Relationships with the Selling Stockholders

We are filing the registration statement of which this prospectus forms a part pursuant to the registration rights provided to the Selling Stockholders in that certain Securities Purchase Agreement, dated as of March 25, 2015, by and among the Company and the Selling Stockholders (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we sold 1,984,127 shares of our common stock at $12.60 per share to the Selling Stockholders for aggregate gross proceeds of $25 million. This transaction was made in reliance on the exemptions from registration provided by Section 4(a)(2) of, and Rule 506 of Regulation D under, the Securities Act. The registration rights contained in the Purchase Agreement extended to the 1,125,000 shares of our common stock held by the Selling Stockholders prior to execution of the Purchase Agreement. Completion of the sale contemplated by the Purchase Agreement was a condition precedent to the completion of the merger of the Company with First Security, as contemplated by that certain Agreement and Plan of Merger dated as of March 25, 2015 by and between the Company and First Security (the “Merger”). The sale contemplated by the Purchase Agreement and the Merger were completed on October 31, 2015.

In connection with the Purchase Agreement and the Merger, we also entered into a Corporate Governance Agreement, dated March 25, 2015, with the Selling Stockholders (the “Governance Agreement”). In accordance with the Governance Agreement, the Company and the Bank appointed Stephen Levey, Principal and Counsel of Stone Point, to their respective boards of directors. The Company’s and the Bank’s obligation to appoint a director nominee nominated by the Selling Stockholders will terminate when the Selling Stockholders, together with their affiliates, no longer beneficially own at least 25% of the number of shares (approximately 777,281 shares) of our common stock that they beneficially owned immediately following consummation of the Merger. The Selling Stockholders also have certain information rights pursuant to the Governance Agreement.

PLAN OF DISTRIBUTION

We are registering the common stock issued to the Selling Stockholders to permit the sale, transfer, or other disposition of the common stock by the Selling Stockholders and any of their pledgees, donees, transferees, assignees, or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock by the Selling Stockholders. Pursuant to the terms of the Purchase Agreement, we will bear all expenses incident to our obligation to register the common stock.

The Selling Stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, agents or otherwise. If the common stock is sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. Underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved. Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling the common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	cross trades, in which the same broker acts as an agent on both sides of the trade;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options (including the issuance by the Selling Stockholders of derivative securities) or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

In connection with sales of the common stock or otherwise, and subject to our Corporate Governance Guidelines, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging in positions they assume. Subject to our Corporate Governance Guidelines, the Selling Stockholders may also sell the common stock short, and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Stockholders may deliver the common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law and our Corporate Governance Guidelines. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

A short sale of our common stock by a broker-dealer, financial institution or the Selling Stockholders would involve the sale of shares of our common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of our common stock, a broker-dealer, financial institution or the Selling Stockholders may purchase shares on the open market to cover positions created by short sales. In determining the source of the shares to close out such short positions, the broker-dealer, financial institution or Selling Stockholders may consider, among other things, the price of shares available for purchase in the open market.

Subject to our Corporate Governance Guidelines, the Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions thereof are satisfied.

There can be no assurance that any Selling Stockholder will sell any or all of the common stock registered pursuant to the registration statement of which this prospectus forms a part. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise or gift our common stock by other means not described in this prospectus.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

Pursuant to the terms of the Purchase Agreement, we will pay all expenses incurred in effecting the registration of the common stock and will reimburse the Selling Stockholders for the reasonable fees and disbursements of one counsel in connection with the registration. The Selling Stockholders will pay all discounts and selling commissions applicable to the sale of the common stock, pro rata on the basis of the aggregate offering or sale price of the common stock so registered, as well as applicable transfer taxes. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Purchase Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, in accordance with the Purchase Agreement.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all shares covered by this prospectus have been disposed of in accordance with the intended methods of disposition set forth in the registration statement.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon by Womble Carlyle Sandridge & Rice, LLP, Washington, D.C. The Selling Stockholders are represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

As of the date of this prospectus, attorneys at Womble Carlyle Sandridge & Rice, LLP, beneficially own an aggregate of 20,000 shares of Atlantic Capital’s common stock.

EXPERTS

The consolidated financial statements of Atlantic Capital Bancshares, Inc. and its subsidiary appearing in Atlantic Capital Bancshares, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

3,109,127 Shares

Atlantic Capital Bancshares, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

August 18, 2017